Exhibit 19.1

TURTLE BEACH CORPORATION

Securities Trading Policy

Introduction

Turtle Beach Corporation (“Turtle Beach”) has adopted this Securities Trading Policy (as amended, this “Policy”) to promote compliance with federal securities laws by directors, officers, employees, consultants and contractors of Turtle Beach and its affiliates (collectively, the “Covered Persons”). Immediate family members sharing the household of a Covered Person and other family members whose investments are controlled or influenced by the Covered Person are subject to the same restrictions as the related Covered Person (see “Transactions by Family Members and Others” below). This Policy also is designed to protect an important corporate asset: Turtle Beach’s reputation for integrity and ethical conduct. This Policy governs transactions in securities of Turtle Beach or any other issuer where conflicts of interest could arise. As a result of applicable securities laws and this Policy, a Covered Person may, from time to time, have to forego or delay a desired securities transaction even if he or she planned to make the transaction before becoming aware of the material non-public information, he or she was not influenced in the trading decision by the material non-public information and/or he or she will suffer economic loss, lost opportunity or anticipated profit as a result.

Present Disclosure Law

Federal securities laws prohibit a person from trading securities if the person is aware of material non-public information about the issuer of the securities. These laws also prohibit persons who are aware of such information from disclosing or “tipping” this information to others who may trade. The consequences of prohibited insider trading or tipping are severe, and may include private lawsuits for damages, civil proceedings by the Securities and Exchange Commission (the “SEC”) and civil or criminal proceedings by federal or state prosecutors. Additionally, Turtle Beach may have liability for insider trading violations by Covered Persons if a court finds it failed to take reasonable steps to prevent such violations (see “Penalties for Insider Trading and Other Violations” below).

“Material” information is information that would be viewed by a reasonable investor as significantly altering the total mix of information available. Materiality is determined on a case-by-case basis and usually in hindsight after the effect of subsequent disclosure is known. Either positive or negative information may be material. Information should be considered “non-public” if it has not been disclosed in Turtle Beach’s reports filed with the SEC, has not been the subject of a widely disseminated press release or has not been widely reported in the media.

Examples of such non-public information which could be material include:

• Earnings reports or projections;

• Upcoming or potential release of a new product or product line;

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New major contracts, suppliers, customers, partnerships or the loss thereof;
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Proposed major spending programs;
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Significant changes in senior management;
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Pending or proposed acquisition or divestiture of a significant business or significant assets;
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Securities offerings or other financings;

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Major developments with Turtle Beach's intellectual property portfolio, including the grant of patent rights;
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Regulatory or litigation problems, including the threat of significant litigation or the resolution of litigation;
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Significant write-offs or increases in reserves;
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Impending bankruptcy or financial liquidity problems;
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Delays in product development or problems with quality control;
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Stock split or other recapitalization;
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Major marketing changes;
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Redemption or purchase by Turtle Beach of its securities;
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Bank borrowings or other financing transactions out of the ordinary course of business;
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A significant cybersecurity incident, such as a data breach, or any other significant disruption in Turtle Beach’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
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Change in auditors or notification that the auditor's reports may no longer be relied upon; and
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Any other information which may have a significant impact on Turtle Beach.

Transactions Covered

This Policy governs sales, purchases or other transfers of all types of securities, including common stock, preferred stock, warrants, debt securities, options, puts and calls. This Policy does not apply to the exercise of an employee stock option, settlement of restricted stock units, delivery of deferred stock or other equity acquired pursuant to an award or grant pursuant to Turtle Beach's equity incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have Turtle Beach withhold shares acquired pursuant to an option, restricted stock unit, deferred stock award, restricted stock award or other award or grant under Turtle Beach’s equity incentive plans to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option and to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Transactions Not Covered

Purchases of Turtle Beach securities from Turtle Beach or sales of Turtle Beach securities to Turtle Beach are not subject to this Policy.

Bona fide gifts are generally not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell Turtle Beach securities while the Covered Person is restricted from trading under this Policy, including within open window periods if the Covered Person is aware of material non-public information.

Transactions in mutual funds that hold Turtle Beach securities are generally not transactions subject to this Policy. However, transactions in mutual funds may be prohibited under this Policy if a Covered Person becomes aware of material non-public information which might materially affect the value of the mutual fund as a whole.

Covered Persons are expected to use good judgment and contact Turtle Beach’s Compliance Officer (currently, and until further written notice, Turtle Beach’s Chief Financial Officer) (the “Compliance Officer”) in advance of a transaction if they have any doubt about whether a transaction is covered by this Policy.

General Securities Trading Policy

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General Policy

A Covered Person may not buy, sell, or otherwise transfer Turtle Beach securities if such person is aware of any material non-public information relating to Turtle Beach. A Covered Person may trade only when all material information known to such person has been available to investors generally for at least two (2) business days (inclusive of a press release date, if applicable).

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Prohibitions on Tipping

A Covered Person may not recommend the purchase or sale of any Turtle Beach securities, or pass on to any person any material non-public information concerning Turtle Beach, whether or not the Covered Person has any information regarding such person’s intention to engage in any transaction involving Turtle Beach securities, except in accordance with Turtle Beach's policies regarding the protection or authorized external disclosure of information regarding Turtle Beach.

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Securities of Other Companies

The General Policy and Prohibitions on Tipping, described above, also apply to trading in the securities of other companies, including Turtle Beach's customers, vendors and suppliers, if any Covered Person becomes aware of material non-public information relating to such companies in the course of performing his or her duties for Turtle Beach.

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Prohibition on Electronic Posting of Confidential Information

Covered Persons are prohibited from posting confidential information relating to Turtle Beach, including but not limited to material non-public information, in internet chat rooms, on online message boards, on social media and social networking websites or through the use of any other form of electronic communication, other than in the ordinary course of such Covered Person’s employment.

Confidential information relating to Turtle Beach is the property of Turtle Beach and the unauthorized disclosure of such information is a serious violation of company policy.

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Short Sales

Short sales of Turtle Beach securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value. These transactions therefore have the potential to signal to the market that the seller lacks confidence in Turtle Beach's prospects and to reduce the seller's incentive to seek to improve Turtle Beach's performance. For these reasons, short sales of Turtle Beach securities are prohibited under this Policy unless part of an approved hedging transaction as discussed below. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales.

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Publicly-Traded Options

Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Covered Person is trading based on material non-public information and focus a Covered Person’s attention on short-term performance at the expense of Turtle Beach's long-term objectives. Accordingly, transactions in put options, call options or other derivative securities of Turtle Beach, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are discussed below.

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Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Covered Person to continue to own Turtle Beach securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as Turtle Beach's other shareholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.

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Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan or, in many instances, if the value of the collateral declines. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information regarding Turtle Beach, Covered Persons are prohibited from holding securities of Turtle Beach in a margin account where such shares could be sold to meet a margin call or pledging such securities as collateral for a loan.

Transactions by Family Members and Others

This Policy applies to family members and domestic partners of Covered Person who reside in the same household with the Covered Person and family members who do not live in the Covered Person’s household, but whose transactions in Turtle Beach securities are directed by a Covered Person or are subject to a Covered Person’s influence or control (collectively, “Family Members”). Family Members generally include a spouse, a domestic partner, children and stepchildren, a child away at college and grandchildren, and may include parents, stepparents, grandparents, siblings and in-laws. Questions as to which persons are subject to the restrictions of this Policy should be directed to the Compliance Officer. Each Covered Person is responsible for the transactions in Turtle Beach securities of their Family Members and, therefore, should make them aware of the need to confer with him or her before trading in Turtle Beach securities.

Transactions by Entities Affiliated with a Covered Person

This Policy applies to any entities whose transactions in Turtle Beach securities are influenced or controlled by a Covered Person, including corporations, partnerships or trusts (collectively, “Controlled Entities”). Transactions by these Controlled Entities will be treated for the purposes of this Policy as if they are for the account of the affiliated Covered Person.

Additional Procedures for Insiders

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Insiders

For purposes of this Policy, “Insiders” include Section 16 insiders, as defined below, and the other persons set forth on Exhibit A attached hereto (collectively, the “Window Group”) who, by virtue of their position, are likely to have access to material non-public information on a more frequent basis than other Covered Persons. The Compliance Officer will update Exhibit A from time to time as appropriate to include any new or additional Section 16 insiders and any other persons who, by virtue of their position, in the reasonable discretion of the Compliance Officer, are likely to have access to material non-public information on a more frequent basis than the other Covered Persons. The Compliance Officer may also from time to time designate certain persons as Insiders for a limited period of time if they gain access to material non-public information for a limited period of time. Each person who, temporarily or permanently, becomes an Insider for purposes of this Policy will be given written notice of such and the restrictions applicable to such person.

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Section 16 Insiders

A “Section 16 Insider” is any executive officer or director of Turtle Beach or a subsidiary of Turtle Beach who is subject to the reporting and liability provisions of Section 16 of the Exchange Act.

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Trading Windows

Insiders are permitted to enter into transactions with respect to Turtle Beach securities only during an open trading window. Except as otherwise set forth in this Policy, no Insiders may purchase, sell or transfer Turtle Beach securities outside of open trading windows. Absent further restrictions, as discussed below, the open trading window will begin at the open of the market on the second trading day following the day on which Turtle Beach publicly releases its annual or quarterly financial results and end at the close of the market on the final trading day prior to the 15th day of the third month of each fiscal quarter and the Compliance Officer may choose to notify Insiders when a trading window opens. It is important to remember that even during an open trading window, Covered Persons are prohibited from buying, selling or otherwise transferring Turtle Beach securities if they are aware of material non-public information.

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Notification

Section 16 Insiders must notify the Compliance Officer (which may be via e-mail) prior to any transaction in Turtle Beach's securities with the anticipated type of transaction, the type and number of securities to be purchased, sold or transferred and the time period over which such transaction(s) may take place. Section 16 Insiders will also provide notice to the Compliance Officer (which may be via e-mail) of all transactions in Turtle Beach securities on the date of such transaction, including the type of transaction and the type, price and number of securities involved.

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Further Restrictions

As circumstances dictate, Turtle Beach may restrict trading by Insiders during otherwise open trading window periods. In such event, the Compliance Officer will notify particular individuals that they should not engage in any transactions involving Turtle Beach’s securities until such further restrictions are lifted by further notice. The notice need not state the reason for the further restrictions. Insiders who receive such notice should not disclose to others the existence of such further restrictions. Generally, the Compliance Officer will deliver a notice lifting the further restrictions upon the earlier of the circumstances no longer being material or the open of market on the second trading day following Turtle Beach's public disclosure of the circumstances giving rise to such further restrictions or their resolution.

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Restrictions on Market Limit Orders

In order to prevent Insiders from accidentally engaging in a transaction when trading is not allowed, Insiders subject to trading window restrictions may not enter into any market limit orders with their brokers for securities of Turtle Beach other than orders that expire no later than the end of the open trading window. All other market limit orders by Insiders for Turtle Beach securities are prohibited. This paragraph does not however apply to 10b5-1 trading plans discussed below.

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Hardship Trades

The Compliance Officer may, on a case-by-case basis, authorize trading in Turtle Beach securities outside of open trading windows due to financial hardship or other hardships only after:

(1) the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s);

(2) the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of material non-public information concerning Turtle Beach; and

(3) the Compliance Officer has approved the trade(s) and has certified the approval in writing.

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Underwritten Offerings

The prohibitions on trading outside of an open trading window and procedures for approving trades of members of the Window Group and other Covered Persons are not applicable to sales of Turtle Beach securities pursuant to an underwritten offering registered with the SEC.

Post-Termination Transactions

Upon your termination of service with Turtle Beach, a Covered Person continues to be subject to this Policy, as well as applicable securities laws, for so long as such person is aware of material non-public information. Covered Persons also remain subject to Turtle Beach’s policies regarding the safeguarding of confidential information.

If an Insider’s relationship with Turtle Beach terminates during a closed trading window, such Insider will continue to be subject to this Policy, and specifically to the ongoing prohibition against trading, until the commencement of the next open trading window or, if determined to be earlier by the Compliance Officer in its sole discretion, the commencement of trading on the second trading day following public announcement of all material non-public information of which an Insider is aware. The Compliance Officer may use stop transfer instructions to Turtle Beach’s transfer agent in order to enforce this provision.

Individual Responsibility

Every Covered Person has the individual responsibility to comply with this Policy, and appropriate judgment should be exercised in connection with any trading restrictions with respect to Turtle Beach's securities. A Covered Person may, from time to time, have to forego or delay a desired securities transaction even if he or she planned to make the transaction before becoming aware of the material non-public information, he or she was not influenced in the trading decision by the material non-public information and/or he or she will suffer economic loss, lost opportunity or anticipated profit as a result. Insiders who have anticipated needs for liquidity should strongly consider adopting a Rule 10b5-1 trading plan as discussed below.

Rule 10b5-1 Exemption

Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”) allows a person to trade while aware of material non-public information if the trade was executed pursuant to a plan satisfying the requirements of Rule 10b5-1 (a “trading plan”) that was established in good faith and at a time when the person was not aware of material non-public information. Rule 10b5-1 is a complicated rule that requires sophisticated planning and should not be relied upon without the advice of one’s own legal counsel or personal financial adviser.

Trades in Turtle Beach securities that are executed pursuant to an approved trading plan are not subject to the prohibitions in this Policy, including open window period restrictions or pre-notification requirements for Insiders. Trading plans must be approved in writing by the Compliance Officer and implemented during an open trading window, and must include a minimum 30 day “cooling off” period or, if the Insider is a Section 16 Insider, a "cooling off" period that ends on the later of 90 days after the adoption of the trading plan or two business days following the disclosure of Turtle Beach’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required "cooling-off" period is subject to a maximum of 120 days after adoption of the plan), prior to the execution of any transactions thereunder. Trading plans may not be instituted, amended or terminated, and deviations from such plans may not be made outside of a window period or at a time when an Insider is aware of material non-public information. An Insider may not enter into overlapping trading plans (subject to certain exceptions) and may only enter into one single-trade trading plan during any 12-month period (subject to certain exceptions). Any amendment or termination of an approved trading plan requires the advance approval of the Compliance Officer. The Compliance Officer may circulate from time to time criteria for clearance of trading plans. Section 16 Insiders must provide prompt notice to the Compliance Officer of all transactions under trading plans to facilitate filings required under Section 16(a) of the Exchange Act. Such filings are generally due within two (2) business days of a trade. Turtle Beach reserves the right to bar any transactions in Turtle Beach securities to be made by Covered Persons, even those pursuant to trading plans previously approved, if the Compliance Officer or the Board of Directors, in consultation with the Compliance Officer, determines that such a bar is appropriate under the circumstances.

Penalties for Insider Trading and Other Violations

Penalties for trading on or communicating material non-public information are severe and may be applied against the individual involved in unlawful conduct, as well as against Turtle Beach and controlling persons of Turtle Beach. A person can be subject to some or all of the penalties noted below even if he or she does not personally benefit from the violation. Penalties include:

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Civil injunctions;
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Disgorgement of profits;
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Fines; and
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Prison.

In addition, Turtle Beach may in its discretion impose or maintain stop transfer orders on securities held by Covered Persons to enforce this Policy.

Any violation of this Policy can be expected to result in serious sanctions by Turtle Beach, including dismissal, suspension without pay, loss of pay or bonus, loss of benefits, demotion or other sanctions, whether or not the violation of this Policy also constituted a violation of law.

Other Limited Exceptions

An exception to the restrictions in this Policy may be permitted with the advance written approval of the Compliance Officer if all material information concerning Turtle Beach has been publicly disclosed or is known by both parties to the proposed transaction. This type of exception is intended to be used only in unusual circumstances, and a Covered Person should not assume that such an exception will be granted even if the pre-conditions to the exception are satisfied.

Questions

If you have any questions regarding a particular securities transaction, or this Policy generally, please do not hesitate to contact the Compliance Officer.

Effective Date

This Securities Trading Policy was initially adopted by the Board of Directors on March 5, 2014 and most recently amended and restated on November 6, 2024.

EXHIBIT A

WINDOW GROUP

All directors, executive officers (as defined under the Securities Exchange Act of 1934, as amended), other direct reports of the Company’s chief executive officer and the following:

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Corporate Controller
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Assistant Corporate Controller
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Director, Accounting & SEC Reporting
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Assistant Controller, Accounting
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Senior Director, FP&A
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Senior Financial Analyst
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Senior Financial Analyst, FP&A
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Senior Finance Director, UK
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Finance Director EMEA and ANZ
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Financial Controller, UK